Exhibit 99.1

ZIOPHARM Presents ZIO-101 Phase I Solid Tumor Data; Maturing Data Opens Door to Multiple Approval Pathways

ISTANBUL, Turkey, Oct 03, 2006 (BUSINESS WIRE) -- ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) announced today presentation of updated clinical data on ZIO-101 at the European Society of Medical Oncology meeting in Istanbul. The safety and dose-ranging study provides substantial evidence of clinical activity in a variety of solid tumors. The Company believes that these results warrant an expanded phase II program in solid tumors in addition to the recently announced phase II trial program in hematologic cancers.

The maximum tolerated dose (MTD) of ZIO-101 was 420 mg/me2/d given for 5 consecutive days every 4 weeks. There were few adverse effects at or below the MTD and no clinically-important QTc-prolongation. The MTD dose of ZIO-101 is >50-fold higher than the FDA-approved daily dose of arsenic trioxide (Trisenox(R)). ZIOPHARM anticipates beginning phase II studies in both solid and hematological cancers in the near future.

"The latest results with ZIO-101 continue to excite," commented Dr. Brian Schwartz, Chief Medical Officer at ZIOPHARM. "The opportunity to have potential choices for multiple approval pathways, based on growing evidence of clinical activity in a number of cancers is especially helpful."

Results from the ongoing phase I solid tumor trial with ZIO-101, a novel organic arsenic, are maturing. Of the 29 subjects receiving ZIO-101, 8 benefited. Seven have stable disease including 3 with colorectal cancer, 2 with renal cell cancer, one with head and neck cancer and one with a spinal cord tumor. An eighth with pancreas cancer had a substantial decrease of a liver metastasis.

ZIO-101 is a small molecule licensed from The University of Texas M. D. Anderson Cancer Center and Texas A&M University. ZIO-101 is also in phase I/II studies in patients with advanced myeloma. In addition to phase II studies utilizing the established MTD, the Company plans to explore alternative dosing schedules in the near future. The Company anticipates reporting final data from the study reported here at upcoming medical meetings.

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

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SOURCE: ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc.
Investors
Suzanne McKenna, 646-214-0703
or
Media
Tina Posterli, 917-322-2565
tposterli@rxir.com

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